Exhibit 10.20

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT to the Employment Agreement between SYNNEX Corporation (the “Company”) and Robert Huang (the “Executive”) effective as of February 7, 2006 (the “Agreement”) is entered into by and between the Company and the Executive, and such Amendment shall be effective as of February 7, 2006.

WHEREAS, the parties wish to make certain modifications to the Agreement, pursuant to Section 15(e) of the Agreement, to comply with final regulations published under Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the foregoing and of the material promises and conditions contained in the Agreement and in this Amendment, the parties agree as follows:

1. The Agreement is hereby incorporated by reference herein and made a part hereof, subject to the specified modifications set forth herein.

2. Section 7(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Separation Agreement and Release of Claims. The receipt of any severance benefits pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company within such period of time as the Company may require, but not to exceed 60 days following his termination of employment. Subject to the foregoing sentence and to the provisions of Section 7(c), any severance benefits due pursuant to this Agreement will commence to be paid or provided on or before the 90th day following the Executive’s termination of employment, as determined in the sole discretion of the Company. In addition, the provisions of this Agreement which require commencement of payments or benefits subject to Section 409A upon a termination of employment shall be interpreted to require that the Executive have a “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A). Any series of payments or benefits provided under this Agreement shall for all purposes of Code Section 409A be treated as a series of separate payments and not as a single payment. The provisions of this Agreement are intended to comply with Code Section 409A and shall be interpreted consistent therewith.”

3. Except as expressly modified by this Amendment, the terms and provisions of the Agreement shall remain unchanged and in full force and effect.

4. Any modification to this Amendment shall be effective only if it is in writing and signed by the parties to be bound thereby.

5. This Amendment (including the Agreement incorporated herein by reference) constitutes the entire agreement between the parties hereto with respect to the changes to the Agreement provided for in this Amendment and supersedes all prior or contemporaneous written or verbal agreements and understandings among the parties in connection with the subject matter thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized officers or agents.

Dated: January 7, 2008	SYNNEX CORPORATION

	By:	/s/ SIMON Y. LEUNG
Simon Y. Leung General Counsel and Corporate Secretary

Dated: January 7, 2008	/s/ ROBERT HUANG
Robert Huang